Exhibit 10.34

SURGICAL CARE AFFILIATES, INC.

2016 OMNIBUS LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

TIME-BASED STOCK OPTIONS

This Non-Qualified Stock Option Agreement (this “Option Agreement”) is entered into as of                      (the “Grant Date”), by and between Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”) and                      (the “Participant”).

Pursuant to the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan (the “Plan”), the Board of Directors of the Company (or its Compensation Committee or a designee thereof) has determined that the Participant shall be granted an Incentive Award in the form of an Option upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.     Number and Price of Shares. The Company hereby grants to the Participant an Option to purchase                  shares of the Company’s Common Stock (the “Option Shares”) at a price of $         per share (the “Option Price”).

2.     Vesting. Subject to the provisions of Section 4 hereof and to the Participant’s continued Employment with the Company through each applicable vesting date, the Option shall vest and become exercisable in accordance with the following schedule:

(a)     twenty-five percent (25%) of the Option shall vest and become exercisable on the first anniversary of the Grant Date;

(b)     twenty-five percent (25%) of the Option shall vest and become exercisable on the second anniversary of the Grant Date;

(c)     twenty-five percent (25%) of the Option shall vest and become exercisable on the third anniversary of the Grant Date; and

(d)     twenty-five percent (25%) of the Option shall vest and become exercisable on the fourth anniversary of the Grant Date.

[Mr. Clark’s award agreement also contains the following language:

Notwithstanding the foregoing, if the merger transactions described in that certain Agreement and Plan of Reorganization, dated January 6, 2017, among the Company, UnitedHealth Group Incorporated and the other parties thereto, that is pending as of the date hereof close, the Option shall instead vest and become exercisable in accordance with the following schedule:

(a)    with respect to one-third (1/3) of the Options, on June 30, 2018;

(b)    with respect to one-third (1/3) of the Options, on June 30, 2019; and

(c)    with respect to one-third (1/3) of the Options, on June 30, 2020.]

3.     Method of Exercise. The Option, or any part thereof, shall be exercised by written notice from the Participant to the Secretary of the Company specifying the number of Option Shares to be purchased (which must be a whole number of shares) and accompanied by payment in full of the Option Price for the shares being purchased. Such payment may be made in (i) cash; (ii) shares of Common Stock (that the Participant has owned for at least one (1) year) having a Fair Market Value equal to such Option Price; (iii) a combination of cash and shares provided that such shares have been held by the Participant for at least one (1) year prior to such exercise; or (iv) a “cashless exercise” procedure (in the sole discretion of the Committee) involving a broker; provided, however, that such method and time for payment shall be permitted by and be in compliance with applicable law. Each Option shall be exercisable in whole or in part, unless the aggregate Option Price of the Option then exercisable is less than $1,000, in which case the Participant shall only be entitled to exercise all such exercisable Options. No shares shall be issued until full payment therefor has been received by the Company and the provisions of Section 8 hereof shall have been complied with, and the Participant shall have no rights as a stockholder of the Company in respect of such shares until the date of the issuance by the Company of the shares in uncertificated form by book entry on the Company’s books and records.

4.     Term of Option.

(a)     The Option shall be exercisable, in accordance with the provisions of Sections 2 and 3 hereof, through the tenth anniversary of the Grant Date, unless terminated earlier as provided herein. Except as provided in Section 5 hereof, in the event the Participant’s Employment is terminated for any reason, the unvested portion of the Option shall immediately be forfeited for no consideration as of the date of such termination.

(b)     In the event the Participant’s Employment is terminated by reason of the Participant’s death or disability, the Option may, to the extent otherwise vested and exercisable pursuant to Section 2 above on the date of such termination, be exercised by the Participant or the Participant’s estate, as applicable, at any time within one (1) year period following such date of termination, but in any event no later than the tenth anniversary of the Grant Date. The Option shall, to the extent not theretofore exercised or terminated, terminate upon the expiration of such one (1) year (or shorter) period.

(c)     In the event that the Company terminates the Participant’s Employment for Cause, the vested portion of the Option shall be forfeited for no consideration as of the date of such termination. For purposes of this Option Agreement, “Cause” shall mean, unless otherwise provided in an employment agreement in effect immediately prior to such termination, (i) a failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Subsidiaries (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (iv) the commission by the Participant of any felony or other serious crime; or (v) a breach by the Participant of the terms of any agreement with the Company or any Subsidiary or any Company policies.

(d)    In the event that the Participant’s Employment terminates for any other reason, the Option may, to the extent otherwise vested and exercisable pursuant to Section 2 above on the date of such termination, be exercised by the Participant at any time within the ninety (90) day period following such date of termination, but in any event no later than the tenth anniversary of the Grant Date. The Option shall, to the extent not theretofore exercised or terminated, terminate upon the expiration of such ninety (90) day (or shorter) period.

5.     Effect of Certain Changes. In the event the Company terminates the Participant’s Employment without Cause within the two (2) year period following the consummation of a Change in Control, any then-outstanding unvested portion of the Option shall immediately vest in full as of the date of such termination and may thereafter be exercised for the time period specified in Section 4(d) hereof.

6.     Non-Transferability. The Option and the Participant’s rights hereunder shall not be transferable other than in accordance with the terms of the Plan.

7.     No Guarantee of Employment. Nothing set forth herein shall (i) confer upon the Participant any right of continued employment or service for any period by the Company or any of its Affiliates, (ii) entitle the Participant to remuneration or benefits not set forth in the Plan, or (iii) interfere with or limit in any way the right of the Company or any such Affiliate to terminate the Participant’s Employment.

8.     Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the Option, an amount equal to the taxes the Company determines it is required to withhold, if any, under applicable tax laws with respect to the exercise of such Option. Such payment shall be made in the form of cash, shares of Common Stock already owned or otherwise issuable upon the exercise of the Options, or in a combination of such methods, subject to the terms of the Plan. In the event the Participant does not promptly pay to the Company an amount equal to the taxes the Company determines it is required to withhold under applicable tax law with respect to the exercise of the Options, the Company shall offset such amount against any amounts, including shares of Common Stock, owed by the Company to the Participant, whether under this Agreement or otherwise, to the extent permitted by Section 409A of the Code.

9.     Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.     Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

11.     Notices. Any notice required or permitted under this Option Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service. Such notices shall be sent to the Participant at the last address specified in the Company’s records (or such other address as the Participant may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Participant):

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901

Birmingham, AL 35209

Attn: General Counsel

12.     Incorporation of Plan. A copy of the Plan is attached hereto and incorporated herein by reference and made a part of this Option Agreement. This Option Agreement and the Option shall be subject to the terms of the Plan, as it may be amended from time to time, provided that such amendment of the Plan is made in accordance with Section 16 of the Plan.

13.     Clawback Policies. Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law (including Section 409A of the Code), Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its Affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of an Option pursuant to the Plan and this Option Agreement, agrees to comply with any Company request or demand for such recoupment.

14.     Counterparts. This Option Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

SURGICAL CARE AFFILIATES, INC.:		PARTICIPANT:

By:
	Name:	[Name]
Title:

Date:

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